Exhibit 10.32

EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement (the “Agreement”) is made by and between Internap Network Services Corporation (“Company”) and Richard A. Shank (“Employee”).

WHEREAS, in order to achieve its long-term objectives, Company recognizes that it is essential to attract and retain qualified key employees; and

WHEREAS, in consideration of the valuable service for, and critical contribution to the success of Company, Company desires to provide Employee with certain benefits in the event Employee’s employment is terminated, either in connection with or unrelated to a Change of Control of Company, on the terms and subject to the conditions set forth in this Agreement.  Capitalized terms that are used in this Agreement but not defined in connection with their use are defined in Article V.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE I
TERMINATION BENEFITS

1.1	General Termination Benefits. If Employee incurs a Qualifying Termination other than during a Protection Period, Employee will receive the following termination benefits:

(a)
Severance Pay.  Subject to Sections 1.4 and 2.1, Employee will receive severance pay in an amount equal to twelve (12) months of Base Compensation to be paid monthly in equal installments over a twelve (12) month period, the first installment being paid within fifteen (15) days following the then next regular payroll after the date on which the general release required pursuant to Section 2.1 is executed and delivered to Company and becomes irrevocable in accordance with its terms and thereafter in accordance with consistent with Company’s ordinary payroll practices.

(b)
Accrued Obligations.  Employee will be entitled to (i) payment of any earned and unpaid Base Compensation as of Termination of Employment, (ii) payment of any earned but unpaid other amounts due as of the Termination of Employment, and (iii) payment of any earned but unused paid time off as of the Termination of Employment, only to the extent such paid time off is to be paid out under the vacation plan or policy sponsored by Company that is applicable to Employee (the “Accrued Obligations”). Accrued Obligations described in clause (i) above will be paid as part of Employee’s final ordinary payroll payment from Company for active employment or contemporaneously with such payment, but in no event later than the period required by local law, and Accrued Obligations described in clauses (ii) and (iii) above will be paid in accordance with the terms of the plan, policy, agreement or arrangement under which they arose (including with respect to time of payment or distribution).

(c)
Continued Welfare Benefits.  Employee and/or Employee’s dependents will be entitled to elect to continue their respective health or welfare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at Employee’s cost. All premium payments paid by Employee and/or Employee’s dependents for coverage will be paid directly to the appropriate insurer or service provider for such benefit (which may be Company).

The provisions of this Section 1.1(c) will not prohibit Company from changing the terms of any benefit programs provided that any such changes apply to all employees of Company and its Affiliates (e.g., Company may switch insurance carriers or preferred provider organizations or change coverages).

(d)
Equity Compensation Adjustments.  Any equity-based compensation awards granted to Employee by Company that vested prior to such Termination of Employment will be governed by the terms of such awards and the controlling equity plan or agreement. Any equity-based compensation awards granted to Employee by Company that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or equity plan or agreement.  Following Employee’s Termination of Employment, Company will not grant Employee any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern the Employee’s account balance, if any, under such 401(k) Plan.

Company’s obligations pursuant to this Section 1.1 shall survive Employee’s death.

1.2	Termination Benefits in Connection with a Change of Control. If Employee incurs a Qualifying Termination during a Protection Period, Employee will receive the following termination benefits:

(a)
Severance Pay.  Subject to Sections 1.4 and 2.1(a), Employee will receive severance pay in an amount equal to twelve (12) months of Base Compensation plus Bonus to be paid in a single lump-sum within fifteen (15) days following the then next regular payroll after the date on which the general release required pursuant to Section 2.1 is executed and delivered to Company and becomes irrevocable in accordance with its terms. Any severance pay payable pursuant to this Section 1.2(a) will be reduced to the extent that Employee previously received any severance pay pursuant to Section 1.1(a). For purposes of this Section 1.2, “Bonus” shall mean the “maximum” bonus for Employee under the applicable bonus plan as established by Company’s Board of Directors for the year in which the Termination of Employment occurs.

(b)	Accrued Obligations. Employee will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)	Continued Welfare Benefits. Employee and Employee’s dependents will be entitled to receive health and other welfare benefits in accordance with the provisions of Section 1.1(c).

(d)
Equity Compensation Adjustments.  Any equity-based compensation awards granted to Employee by Company that vested prior to such Termination of Employment will be governed by the terms of such awards and the controlling equity plan or agreement. Any equity-based compensation awards granted to Employee by Company that are unvested on Termination of Employment will vest immediately upon Termination of Employment, unless otherwise provided in such awards or equity plan or agreement. Following Termination of Employment, Company will not grant Employee any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern Employee’s account balance, if any, under such 401(k) Plan.

(f)
Conditional Cap on Severance Pay. If the payments to Employee pursuant to this Agreement (when considered with all other payments made to Employee as a result of Termination of Employment that are subject to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) (the amount of all such payments, collectively, the “Parachute Payment”) result in Employee becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“280G Excise Tax”), Employee will receive the greater on an after-tax basis of (i) the severance benefits payable pursuant to this Section 1.2 or (ii) the severance benefits payable pursuant to this Section 1.2 as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”).

Not more than fourteen (14) days following Termination of Employment, Company will notify Employee in writing (A) whether the severance benefits payable pursuant to this Section 1.2 when added to any other Parachute Payments payable to Employee exceed an amount equal to 299% (the “299% Amount”) of Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, (B) the amount that is equal to the 299% Amount, (C) whether the severance benefit described in Section 1.2(f)(i) or the Conditional Capped Amount pursuant to section 1.2(f)(ii) is greater on an after-tax basis and (C) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Section 1.2 must be reduced to equal such amount.

The calculations and determinations described in this section will be made by Company’s public accounting firm in accordance with Section 280G of the Code or any successor provision thereto. The costs of obtaining such determination will be borne by Company.

Company’s obligations pursuant to this Section 1.2 shall survive Employee’s death.

1.3
Termination Benefits in Connection With a Termination Other Than a Qualifying Termination.  If Employee has a Termination of Employment that is not described in Section 1.1 or 1.2, including due to death or Disability, Employee will receive the following termination benefits:

(a)	Severance Pay. Employee will not receive any severance pay.

(b)	Accrued Obligations. Employee or Employee’s estate, as applicable, will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)
Continued Welfare Benefits.  Employee and/or Employee’s dependants, as applicable, will be entitled to continue their respective health and welfare coverage, if any, pursuant to COBRA, at Employee’s and/or Employee’s dependents, if any, cost.

(d)
Equity Compensation Adjustments.  Any equity-based compensation awards granted to Employee by Company that vested prior to such Termination of Employment will be governed by the terms of such awards and the controlling equity plan or agreement. Any equity-based compensation awards granted to Employee by Company that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such equity plan or agreement.  Following Termination of Employment, Company will not grant Employee any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern Employee’s account balance, if any, under such 401(k) Plan.

1.4	Code Section 409A.

(a)
It is the intention of Company and Employee that the provisions of this Agreement comply with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with 409A.

(b)
To the extent Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and as determined in good faith by Company, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

(c)
In the event that Company determines that any provision of this Agreement does not comply with 409A, Company will be entitled, without Employee’s consent, to amend or modify such provision to comply with 409A; provided, however, that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to Employee of such provision.

(d)
In the event that, notwithstanding the foregoing, Employee is subject to tax penalties under 409A (a “409A Tax”), then Employee will be entitled to receive an additional payment from Company (a “409A Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any 409A Tax imposed upon the 409A Gross-Up Payment, Employee retains an amount of the 409A Gross-Up Payment equal to the 409A Tax imposed with respect to such provision.

(e)	For purposes of 409A, each installment of severance pay under Section 1.1(a) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

ARTICLE II
CONDITIONS TO PAYMENT OF TERMINATION BENEFITS

2.1
Conditions to Payment of Termination Benefits.  As a condition of obtaining benefits under this Agreement, Employee will be required to within twenty-one (21) days following Termination of Employment execute and deliver to Company (a) a general release of claims against Company, at the Company’s election, in either the form attached hereto as Exhibit A or in such form as the Company then is regularly using with respect to terminated employees, and (b) an agreement to comply with the covenants set forth in this Article II. In the event that Employee does not execute and deliver such general release within such twenty-one-day (21) period or revokes such general release (but only to the extent revocation is permitted under the terms of such general release), then Employee will forfeit all entitlement to any payment, benefit or other amount hereunder. Employee’s failure to comply with the covenants of this Article II will be governed by Section 2.3.

2.2	Restrictive Covenants. Employee acknowledges and agrees that:

(a)
Employee: (i) will serve Company as a Key Employee; and/or (ii) will serve Company as a Professional; and/or (iii) will customarily and regularly solicit Customers and/or Prospective Customers for Company; and/or (iv) will customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be provided or performed by others in Company; and/or (v) (A) will have a primary duty of managing a department or subdivision of Company, (B) will customarily and regularly direct the work of two (2) or more other employees, and (C) will have the authority to hire or fire other employees; and/or

(b)
Employee’s position is a position of trust and responsibility with access to (i) Confidential Information, (ii) Trade Secrets, (iii) information concerning employees of Company, (iv) information concerning Customers of Company, and/or (v) information concerning Prospective Customers of Company.

(c)	Employee shall abide by the following:

(i)        Trade Secrets and Confidential Information. Employee shall not: (A) both during and after Employee’s employment with Company, use, disclose or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than Company’s Business, except as authorized in writing by Company; (B) during Employee’s employment with Company, use disclose or reverse engineer (I) any confidential information or trade secrets of any former employer or third party, or (II) any works of authorship developed in whole or in part by Employee during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Termination of Employment for any reason: (I) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Employee’s possession or control, or (I) destroy, delete or alter the Trade Secrets or Confidential Information without Company’s prior written consent. The obligations under this Agreement shall: (1) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (2) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(ii)       Non-Solicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit any Customer of Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Customers with whom Employee had Material Contact during the term of Employee’s employment.

(iii)      Non-Solicitation of Prospective Customers.  During the Restricted Period, Employee shall not, directly or indirectly, solicit any Prospective Customer of Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Prospective Customers with whom Employee had Material Contact during the term of Employee’s employment.

(iv)      Non-Recruit of Employees. During the Restricted Period, Employee shall not, directly or indirectly, solicit, recruit or induce any Internap Employee to (i) terminate his or her employment relationship with Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this subsection shall apply only to Internap Employees (a) with whom Employee had Material Interaction, or (b) that Employee, directly or indirectly, supervised.

(v)       Non-Competition. During the Restricted Period, Employee shall not, on Employee’s own behalf or on behalf of any person or entity, engage in the Business in the Territory. This restriction is specifically limited to the performance of any of the activities which Employee performed, or which are substantially similar to those which Employee performed, for or on behalf of Company. Nothing in this Agreement shall be construed to prohibit Employee from performing activities which Employee did not perform for or on behalf of Company.

(vi)      Non-Disparagement. Employee shall not make any disparaging or defamatory statements, whether written or oral, regarding Company. In addition, Employee shall not make any statement or take any action which may negatively impact Company’s ability to close those business transactions that Employee was, directly or indirectly, working on or had knowledge of during the course of Employee’s employment with the Company.

(vii)     Definitions.  For purposes of this Section 2.2 only, capitalized terms shall be defined as follows:

(A)           “Business” means the business of providing information technology (IT) infrastructure services that enable businesses to securely store, host, access and deliver their online applications and media content through the Internet.  Such services include, but are not limited to: (I) Internet connectivity, (II) colocation services, (III) managed hosting services, (IV) CDN services and (V) “Cloud” computing services.

(B)           “Confidential Information” means (I) information of Company, to the extent not considered a Trade Secret under applicable law, that (1) relates to the business of Company, (2) possesses an element of value to Company, (3) is not generally known to Company’s competitors, and (4) would damage Company if disclosed, and (II) information of any third party provided to Company which Company is obligated to treat as confidential, including, but not limited to, information provided to Company by its licensors, suppliers or customers. Confidential Information includes, but is not limited to, (a) future business plans, (b) the composition, description, schematic or design of present or future products or services or equipment of Company or any third party, (c) communication systems, audio systems, system designs and related documentation, (d) advertising or marketing plans, (e) information regarding independent contractors, employees, clients, licensors, suppliers, customers or any third party, including, but not limited to, customer lists compiled by Company, and customer information compiled by Company, and (f) information concerning Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

(C)           “Customer” means any person or entity to whom Company has sold its products or services.

(D)           “Key Employee” means that, by reason of Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Employee’s employment with Company, Employee will gain a high level of notoriety, fame, reputation or public persona as Company’s representative or spokesperson; will gain a high level of influence or credibility with Customers, vendors or other business relationships; or will be intimately involved in the planning for or direction of the business of Company or a defined unit of Company’s business. Such term also means that Employee possesses selective or specialized skills, learning or abilities or customer contacts or customer information by reason of having worked for Company.

(E)           “Internap Employee” means any person who (I) is employed by Company at the time of Employee’s Termination of Employment, or (II) was employed by Company during the last year of Employee’s employment with the Company.

(F)           “Material Contact” means contact between Employee and a Customer or Prospective Customer: (I) with whom or which Employee dealt on behalf of Company; (II) whose dealings with Company were coordinated or supervised by Employee; (III) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Company; or (IV) who receives products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within two (2) years prior to the Termination of Employment.

(G)           “Material Interaction” means any interaction with an Internap Employee which relates or related, directly or indirectly, to the performance of Employee’s or the Internap Employee’s duties for the Company.

(H)           “Professional” means an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

(I)           “Prospective Customer” means any person or entity to whom Company has solicited to sell its products or services.

(J)           “Restricted Period” means the time period during Employee’s  employment with Company, and for seven (7) months after Termination of Employment.

(K)           “Territory” means within each of the following discrete, severable, geographic areas:

(1)           the countries of [list of countries to include all countries in which Company currently conducts business and those countries that Company is targeting]; and

(2)           the continental United States; and

(3)            the states of [list of states to include all states in which Company currently conducts business and those states that Company is targeting]; and

(4)            the counties of Cherokee, Clayton, Cobb, Coweta, Dekalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Hall, Henry, Paulding and Rockdale, Georgia; and

(5)           the city of Atlanta, Georgia; and

(6)           a fifteen (15) air mile radius of the Company’s corporate headquarters.

(L)           “Trade Secrets” means information of Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors or suppliers, or a list of potential customers, clients, licensors or suppliers which is not commonly known by or available to the public and which information (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (II) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.3
Enforcement.  Upon Employee’s employment with an entity that is not an Affiliate of Company (a “Successor Employer”) during the period that the provisions of this Article II remain in effect, Employee will provide such Successor Employer with a copy of this Agreement and will notify Company of such employment within thirty (30) days thereof.  Upon the material, uncured, violation of any of the provisions of this Article II the payment of all severance benefits will cease.  Such relief will apply regardless of when such violation is discovered. Without by implication limiting the generality of the foregoing, Company may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement.

2.4
Independent Covenants. Each of the covenants set forth in this Article II shall be construed as an agreement independent of (a) each of the other covenants set forth in this Article II, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or Company may have against the other, shall not constitute a defense to the enforcement by Company of any of the covenants set forth in this Article II.  Company shall not be barred from enforcing any of the covenants set forth in this Article II by reason of any breach of any other part of this Agreement or any other agreement with Employee.

2.5
Right of Offset.  If Employee is at any time indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Employee under this Agreement against any such indebtedness or amounts due from Employee to Company, to the extent permitted by law.

ARTICLE III
DISPUTE RESOLUTION

3.1
Venue and Jurisdiction.  Employee and Company agree that any and all claims arising out of or relating to this Agreement shall be (a) brought in the Superior Court of Fulton County, Georgia, or (b) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. Employee consents to the personal jurisdiction of the courts identified above. Employee waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

3.2
Entitlement to Injunctive Relief.  If Employee breaches any of the restrictions set forth in Article II, Employee agrees that: (a) Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Company; and (c) if Company seeks injunctive relief to enforce this Agreement, Employee shall waive and shall not (i) assert any defense that Company has an adequate remedy at law with respect to the breach, (ii) require that Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Company to post a bond or any other security.  Nothing contained in this Agreement shall limit Company’s right to any other remedies at law or in equity.

3.3	Fees and Expenses.

(a)
Except as provided in Section 3.3(b) below, if Company or Employee sues in court against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, if Company is the prevailing party it will be entitled to recover its attorneys’ fees, and court costs, regardless of which party initiated the proceedings.  If Employee is the prevailing party or if there is no prevailing party, Company and Employee will each bear their own costs and attorneys’ fees incurred.

(b)
If, subsequent to a Change of Control, (i) Company or Employee sues in court or brings an arbitration action against the other, or (ii) Company contests the validity, enforceability or Employee’s interpretation of, or determinations under, this Agreement, Company will pay all legal fees, expenses and damages which Employee may incur as a result of Employee’s instituting legal action to enforce the rights hereunder.  If Employee is the prevailing party or recovers any damages in such action, Employee will be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

3.4
Waiver of Jury Trial.  EMPLOYEE ACKNOWLEDGES THAT, BY EXECUTING AND DELIVERING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY EMPLOYEE.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.1
Employee Acknowledgement.  Employee is entering into this Agreement of Employee’s own free will. Employee acknowledges that Employee has had adequate opportunity to review this Agreement and consult with counsel of Employee’s own choosing. Employee represents that Employee has read and understands this Agreement, Employee is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by Company other than those set forth in writing in the Agreement.

4.2
At-Will Employment.  Notwithstanding any provision in this Agreement to the contrary, Employee hereby acknowledges and agrees that Employee’s employment with Company is for an unspecified duration and constitutes “at-will” employment, and Employee further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of Company or Employee. Company may change Employee’s job duties, title, responsibilities, reporting level, compensation and benefits, as well as Company’s personnel policies and procedures, with or without notice at any time in the sole discretion of Company.

4.3
Notice of Termination by Employee. Employee agrees to provide Company not less than two (2) months prior written notice of Employee’s intent to terminate employment with Company. If accepted by Company, Employee will be paid Employee’s Base Compensation and will receive health and welfare benefits during the two month notice period. Employee shall cooperate with Company (including its employees, officers, directors, attorneys and representatives) and furnish complete and truthful information, testimony or affidavits in connection with any matter that arose during employment.

4.4
Successors and Assigns. The rights and obligations of Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Company. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of Company, by a written agreement in form and substance reasonably satisfactory to Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. This Agreement is personal to Employee and without the prior written consent of Company is not assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

4.5	Amendment. Except as provided in Section 1.4, this Agreement will not be modified, changed or in any way amended except by an instrument in writing signed by Company and Employee.

4.6
Severability.  The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

4.7
Integration. The provisions of this Agreement and any exhibits hereto constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation Company’s severance policy, any change of control agreement and employment agreement (including any offer letter) between Employee and Company, which are hereby terminated.

4.8
Choice of Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF GEORGIA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

4.9
Survival.  The provisions of Article II, Article III, this Article IV and Article V will survive the termination of this Agreement.  The existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Company of the covenants of Employee contained in this Agreement, including but not limited to those contained in Article II.

4.10
No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

4.11
Notice. For all purposes of this Agreement, all communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to Company at its principal executive office, to Company’s SVP, Legal Services, and to Employee at Employee’s principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.

4.12	Counterparts. This Agreement shall be executed by the Company and Employee in one or more counterparts which, taken together, shall constitute one original.

4.13
Construction. This Agreement is deemed to be drafted equally by both Employee and Company and will be construed as a whole and according to its fair meaning. Any presumption or principle that the language of this Agreement is to be construed against any party will not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary.

4.14
No Mitigation.  In no event will Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts will not be reduced whether or not Employee obtains other employment.

4.15
Withholding.  Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

ARTICLE V
DEFINITIONS

5.1
“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in Section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in Section 414(m) of the Code) as Company.

5.2
“Base Compensation” means Employee’s gross base salary at the time of Termination of Employment before reduction by any pre-tax contributions to the 401(k) Plan or any other benefit plan maintained by the Company or its Affiliates or any other deductions of any nature.

5.3
“Cause” means: (a) Employee’s indictment for a felony or a crime involving moral turpitude; (b) Employee’s commission of an act constituting fraud, deceit or material misrepresentation with respect to Company; (c) Employee’s recurrent use of alcohol or prescribed medications at work or otherwise such that, in Company’s sole discretion, the Employee’s job performance is impaired or the use of any illegal substances or drug such that, in Company’s sole discretion, Employee’s job performance is impaired; (d) Employee’s embezzlement of Company’s or its Affiliates’ assets or funds; or (e) Employee’s commission of any negligent or willful act or omission that, in the cases of clauses (b), (d) and (e) of this Section 5.3, causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to Company or any Affiliate.

5.4	“Change of Control” means any of the following occurrences:

(a)
any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (“Person”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the voting stock of Company;

(b)
the majority of the Board of Directors of Company consists of individuals other than “incumbent” directors, which term means the members of the Board of Directors on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(c)	Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(d)
all or substantially all of the assets or business of Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or

(e)
Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such, other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of Company and “voting stock” will mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

5.5
“Disability” means, in Company’s sole discretion, Employee becomes mentally or physically impaired or disabled such that Employee is unable to perform Employee’s duties and responsibilities hereunder for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period.

5.6
 “401(k) Plan” means the Internap 401(k) Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by Company or any Affiliate in which Employee is a participant.

5.7
“Protection Period” means the period beginning on the date that is six (6) months prior to the occurrence of a Change of Control and ending twenty-four (24) months following the occurrence of a Change of Control.

5.8	“Qualifying Termination”

(a)	In the case of any Termination of Employment other than during a Protection Period, “Qualifying Termination” shall mean:

(i)	the Termination of Employment by Company for any reason other than Cause, Disability or death; or

(ii)	the Termination of Employment by Employee for any of the following reasons:

(A)	a material reduction by Company in Employee’s Base Compensation or bonus eligibility unless similar reductions apply to senior executives of Company and its subsidiaries generally;

(B)	relocation of Company’s principal executive offices outside the Atlanta, Georgia metropolitan area (or, if Employee is not based at the Company’s principal executive offices, the relocation of the office at which Employee is based by more than 50 miles); or

(C)	the assignment to Employee by Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, Employee’s positions, duties, responsibilities and status with Company or a material adverse change in Employee’s titles or offices, unless such action is in lieu of termination by Company of Employee’s employment due to Disability.

If Employee believes that an event specified in this Section 5.8(a)(ii) has occurred, Employee must notify Company of that belief within ninety (90) days following the occurrence of such event. Company will have thirty (30) days following receipt of such notice (such period, the “Designated Period”) in which to either rectify such event, determine that such an event exists, or determine that such an event does not exist. If Company does not take any of the foregoing actions within the Designated Period, Employee may terminate employment with Company during the fourteen (14) day period following the expiration of the Designated Period. If, during the Designated Period, Company determines that such an event exists Company shall either (A) undertake to cure such event during the Designated Period and provide Employee with written notice during the Designated Period of Company’s determination that such event has been cured, or (B) provide written notice to Employee during the Designated Period that it does not wish to cure such event, in which case, Employee may terminate employment during the fourteen (14) day period following receipt of the notice specified in this clause (B). If, during the Designated Period, Company determines that (1) such event does not exist or (2) Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) Employee will not be entitled to rely on or assert such event as a basis for a Qualifying Termination, and (y) if Employee disagrees with Company’s determination, Employee may file a claim pursuant to Article III within thirty (30) days after Employee’s receipt of written notice of Company’s determination.

(b)	In the case of any Termination of Employment during a Protection Period, “Qualifying Termination” shall mean:

	(i)	the Termination of Employment by Company for any reason other than Cause, Disability or death; or

	(ii)	the Termination of Employment by Employee for any of the following reasons:

(A)
the assignment to Employee by Company of duties inconsistent with, or the reduction, other than due solely to the fact that Company no longer is a publicly traded company, of the powers and functions associated with Employee’s position, duties, responsibilities and status with Company immediately prior to a Change of Control, or a material adverse change in Employee’s titles or offices as in effect immediately prior to a Change of Control, or any removal of Employee from or any failure to re-elect Employee to any of such positions, except, in each of the foregoing cases, in connection with Termination of Employment by Company due to Cause, Disability or death;

(B)	a reduction by Company in Employee’s Base Compensation or bonus eligibility as in effect on the date of a Change of Control;

(C)
relocation of Company’s principal executive offices outside the Atlanta, Georgia metropolitan area (or, if Employee is not based at the Company’s principal executive offices, the relocation of the office at which Employee is based by more than 50 miles);

(D)
Company’s requirement that Employee be based anywhere other than at Company’s principal executive offices in the Atlanta, Georgia metropolitan area (or, if Employee is not based at the Company’s principal executive offices, the relocation of the office at which Employee is based by more than 50 miles), or if Employee agrees to a relocation outside the area, Company’s failure to reimburse Employee consistent with Company’s Domestic Relocation Program;

(E)
Company’s failure to continue in effect any Company-sponsored plan that is in effect on the date of a Change of Control (or replacement plans therefore that in the aggregate provide substantially similar or more favorable benefits) that is either a 401(k) Plan or provides incentive or bonus compensation or reimbursement for reasonable expenses incurred by Employee in connection with the performance of duties with Company;

(F)	any material breach by Company of any provision of this Agreement; or

(G)	any failure by Company to obtain the assumption of this Agreement by any successor or assign of Company.

(c)
Notwithstanding anything to the contrary contained herein, for purposes of Section 1.2, a Qualifying Termination shall occur only to the extent that Employee incurs a “separation from service” with Company within the meaning of Treasury Regulation Section 1.409A-1(h).

(d)	In the event that Employee is employed by a subsidiary of Company and not Company, for purposes of the term “Qualifying Termination,” “Company” will include such subsidiary.

5.9	“Termination of Employment” means the last date of Employee’s employment with Company and its Affiliates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of September, 2011.

INTERNAP NETWORK SERVICES		EMPLOYEE
CORPORATION

By:	/s/ Carl B. Meyer	/s/ Richard A. Shank

Name: Carl B.Meyer		Name: Richard A. Shank

Title: SVP, HR